CERTIFICATE OF DESIGNATIONS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
VIGGLE INC.
I, Mitchell J. Nelson, hereby certify that I am the Executive Vice President and Secretary of Viggle Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:
That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board on August 27, 2013, adopted the following resolutions creating a series of 100,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock, none of which shares have been issued:
RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:
TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK
1.Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred stock shall be 100,000 shares. Each share of Series A Preferred Stock shall have a par value of $0.001.
2.Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock of the Company shall be junior in rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, preferences and privileges of the shares of Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue (i) any additional or other shares of capital stock that are of senior rank to the shares of Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) any additional or other shares of capital stock that are of pari passu rank to the shares of Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon a Liquidation Event (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date.
3.Dividends. From and after the date of issuance of a share of Series A Preferred Stock (the “Issuance Date”), the holder of such share of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) on such share equal to seven percent (7%) per annum (the “Dividend Rate”) of the Stated Value (as defined below) thereof in the manner provided below in this Section 3 before any Dividends shall be declared, set apart for or paid upon any Junior Stock or Parity Stock. Dividends on a share of Series A Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the Issuance Date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into Common Stock in connection with the conversion of such share of Series A Preferred Stock in accordance with Section 4 below. Dividends on the Series A Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of Dividends in such fiscal year, so that if in any fiscal year or years, Dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid Dividends shall accumulate as against the holders of Junior Stock and holders of Parity Stock. “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series A Preferred Stock. “Initial Issuance Date” means the first date of issuance of any shares of Series A Preferred Stock.
4.Conversion. Each share of Series A Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.
(a)Holder’s Conversion Right. At any time or times on or after the applicable Issuance Date thereof, each Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).
(b)Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):
Conversion Amount
Conversion Price
No fractional shares of Common Stock are to be issued upon the conversion of any shares of Series A Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down (as the case may be) to the nearest whole share.
(c)Mechanics of Conversion. The conversion of each share of Series A Preferred Stock shall be conducted in the following manner:
(i)    Holder’s Conversion. To convert a share of Series A Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile, e-mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(v), within five (5) Trading Days following a conversion of any such Series A Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series A Preferred Stock (the “Preferred Share Certificates”) so converted as aforesaid.
(ii)    Company’s Response. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall (1) provided that either a registration statement for the resale by such Holder of the applicable shares of Common Stock issuable upon such conversion of such shares of Series A Preferred Stock is effective or such shares of Common Stock are otherwise eligible for resale without restriction (including, without limitation, volume limitations) pursuant to Rule 144 promulgated by the SEC (as defined below) under the 1933 Act (as defined below) and that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(v) is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock not converted.
(iii)    Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
(iv)    Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such shares of Series A Preferred Stock submitted for conversion, the Company shall convert from each Holder electing to have shares of Series A Preferred Stock converted on such date a pro rata amount of such Holder’s shares of Series A Preferred Stock submitted for conversion on such date based on the number of shares of Series A Preferred Stock submitted for conversion on such date by such Holder relative to the aggregate number of shares of Series A Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of shares of Series A Preferred Stock, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 17.
(v)    Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any shares of Series A Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Company following conversion thereof unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(v)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series A Preferred Stock upon physical surrender of any shares of Series A Preferred Stock. Each Holder and the Company shall maintain records showing the number of shares of Series A Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:
ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(v) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE

HEREOF PURSUANT TO SECTION 4(c)(v) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.
(d)Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Series A Preferred Stock.
5.Rights Upon Change of Control. No later than the third (3rd) Business Day prior to the consummation of a Change of Control (as defined below) (or such later date if such Change of Control has not been publicly announced prior to such third (3rd) Business Day), the Company shall deliver written notice thereof via facsimile, e-mail or otherwise to each Holder (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice and one (1) Business Day prior to the consummation of such Change of Control, such Holder may require the Company to redeem all of the shares of Series A Preferred Stock held by such Holder on the date of consummation of such Change of Control by delivering written notice thereof to the Company (a “Change of Control Redemption Notice”). If a Holder timely delivers a Change of Control Redemption Notice, each share of Series A Preferred Stock held by the Holder on the date of consummation of such Change of Control that is subject to redemption pursuant to this Section 5 from such Holder shall be redeemed by the Company in cash at a price equal to the sum of (i) the Conversion Amount thereof as of the consummation of such Change of Control plus (ii) an amount equal to the product of (1) the applicable Change of Control Premium (as defined below) multiplied by (2) the Stated Value of such share of Series A Preferred Stock (the sum of clauses (i) and (ii) is referred to herein as the “Change of Control Redemption Amount”). The Company shall make payment of the Change of Control Redemption Amount within five (5) Business Days immediately following the consummation of such Change of Control. Redemptions required by this Section 5 shall have priority to payments to all other stockholders of the Company in connection with such Change of Control. In the event of the Company’s redemption of any portion of the shares of Series A Preferred Stock under this Section 5, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 5 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Notwithstanding anything to the contrary in this Section 5, (i) until the applicable Change of Control Redemption Amount is paid in full to the applicable Holder, the shares of Series A Preferred Stock submitted by such Holder for redemption under this Section 5 may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4, provided that in the event that the Holder elects to convert all or any portion of such Holder’s shares of Series A Preferred Stock subject to redemption under this Section 5 on or after the date of the applicable Change of Control Redemption Notice and prior to payment of the applicable Change of Control Redemption Amount, then such shares so converted shall no longer be subject to redemption under this Section 5 and (ii) the Company shall have no obligation to comply with this Section 5 at any time that (x)

the Company does not have surplus under Section 154 of the DGCL or funds legally available to redeem any of such shares of Series A Preferred Stock, (y) the Company’s capital is impaired under Section 160 of the DGCL or (z) such redemption of any shares of Series A Preferred Stock would result in an impairment of the Company’s capital under Section 160 of the DGCL.
6.Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6 shall become effective immediately after the effective date of such subdivision or combination.
7.Authorized Shares.
(a)    Reservation. The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the Conversion Rate with respect to the Conversion Amount of each share of Series A Preferred Stock as of the applicable Issuance Date thereof. So long as any of the shares of Series A Preferred Stock are outstanding, the Company shall take all action reasonably necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Series A Preferred Stock then outstanding, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (the “Required Amount”). The number of shares of Common Stock reserved for conversions of the shares of Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Series A Preferred Stock shall be allocated to the remaining Holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders.
(b)    Insufficient Authorized Shares. If, notwithstanding Section 7(a) and not in limitation thereof, at any time while any of the shares of Series A Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall promptly (but in no event later than one hundred eighty (180) days after the occurrence of such Authorized Share Failure) take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the shares of Series A Preferred Stock then outstanding. In connection therewith, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or obtain the written consent of the holders of the required number of shares of Common Stock in lieu of such a meeting.
8.Voting Rights. Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designations. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a series, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders shall constitute the approval of such action by the series. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL).
9.Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, each Holder of a share of Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Company legally available for distribution to its stockholders, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any shares of Junior Stock, an amount with respect to each share of Series A Preferred Stock then held by such Holder equal to the greater of (i) the Conversion Amount of such share of Series A Preferred Stock as of the date of the applicable Liquidation Event and (ii) the amount per share such Holder would receive if such Holder converted such share of Series A Preferred Stock into Common Stock immediately prior to such Liquidation Event, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series A Preferred Stock and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 9 applies.

10.Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing shares of Series A Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.
11.Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.
12.Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Certificate of Designations must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:
If to the Company:
Viggle Inc.
902 Broadway, 11th Floor
New York, New York 10022
E-mail: fx@viggle.com
Facsimile: (212) 750-3034
Attention: Chief Executive Officer

If to a Holder, to its address, facsimile number or e-mail address (as the case may be) set forth in the books and records of the Company, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.
13.Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Company so long as such transfer complies with all applicable securities laws.
14.Series A Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Company shall record the name, address, facsimile number and e-mail address of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
15.Stockholder Matters; Amendment.
(a)    Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series A Preferred Stock may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.
(b)    Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.
16.    Redemption at Option of Company. The Company shall have the right to redeem, from time to time, any or all outstanding shares of Series A Preferred Stock as set forth in this Section 16 (each a “Company Optional Redemption”).
(a)    Mechanics of Company Optional Redemption. The Company may exercise its right to require redemption under this Section 16 from time to time by delivering a written notice thereof by facsimile, e-mail or otherwise to all, but not less than all, of the Holders of shares of Series A Preferred Stock (the “Company Optional Redemption Notice” and the date all of the Holders receive such notice is referred to as the “Company Optional Redemption Notice Date”). The Company Optional Redemption Notice shall (x) state the aggregate number of shares of Series A Preferred Stock subject to the applicable Company Optional Redemption and the number of shares of Series A Preferred Stock to be redeemed from each Holder (which shall be determined with respect to each Holder by multiplying (1) the aggregate number of shares of Series A Preferred Stock subject to such Company Optional Redemption times (2) the quotient of (I) the number of shares of Series A Preferred Stock then held by such Holder divided by (II) the aggregate number of shares of Series A Preferred Stock then outstanding, with such product being rounded up or down (as the case may be) to the nearest whole number of shares) and (y) state the date on which the applicable Company Optional Redemption shall occur (each a “Company Optional Redemption Date”), which date shall not be less than three (3) Trading Days following the Company Optional Redemption Notice Date.
(b)    Payment of Optional Redemption Price. The redemption price for each share of Series A Preferred Stock subject to the applicable Company Optional Redemption shall be determined as of the applicable Company Optional Redemption Date and shall be equal to the sum of (i) the Conversion Amount thereof as of the applicable Company Optional Redemption Date plus (ii) an amount equal to the product of (1) the applicable Optional Redemption Premium (as defined below) multiplied by (2) the Stated Value of such share of Series A Preferred Stock (the product of clauses (1) and (2) is referred to herein as the “Company Optional Redemption Premium Amount” and the sum of clauses (i) and (ii) is referred to herein as the “Company Optional Redemption Amount”). Notwithstanding the foregoing, no Company Optional Redemption Premium Amount shall be due with respect to shares of Series A Preferred Stock subject to the applicable Company Optional Redemption that are being redeemed by the Company’s use of any Qualified Public Offering Proceeds (as defined below) for such redemption. The Company shall pay the applicable Company Optional Redemption Amount for each share of Series A Preferred Stock subject to the applicable Company Optional Redemption on the applicable Company Optional Redemption Date. In the event of the Company’s redemption of any portion of the shares of Series A Preferred Stock under this Section 16, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 16 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Notwithstanding anything to the contrary in this Section 16, until the applicable Company Optional Redemption Amount is paid in full to the applicable Holder for a share of Series A Preferred Stock subject to the applicable Company Optional Redemption, such share of Series A Preferred Stock may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4, provided that in the event that such Holder elects to convert all or any portion of such Holder’s shares of Series A Preferred Stock subject to a Company Optional Redemption on or after the date of the applicable Company Optional Redemption Notice and prior to payment of the applicable Company Optional Redemption Amount for such shares of Series A Preferred Stock, then such shares so converted shall no longer be subject to redemption from such Holder under this Section 16 and the Company shall re-calculate the number of shares of Series A Preferred Stock to be redeemed from each Holder in accordance with the provisions of this Section 16.

17.    Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the applicable Change of Control Redemption Amount or the applicable Company Optional Redemption Amount (as the case may be), the Company or the applicable Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within five (5) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to agree upon such determination or calculation within ten (10) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or such Holder (as the case may be), then the Company shall, within five (5) Business Days, submit via facsimile or e-mail (a) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company or (b) the disputed arithmetic calculation of the Conversion Rate, the applicable Change of Control Redemption Amount or the applicable Company Optional Redemption Amount (as the case may be) to an independent, outside accountant or accounting firm selected by the Company. The Company shall cause such investment bank or such accountant or accounting firm (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and such Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s, accountant’s or accounting firm’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error or fraud, and the fees and expenses of such investment bank, such accountant or such accounting firm (as the case may be) shall be borne equally by the Company and such Holder.
18.    Non-Redeemable; Required Redemption by Company.
(a)    Non-Redeemable. Except as otherwise expressly contemplated by Sections 5, 16 and 18(b) of this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable either at the Company’s option or at the option of any of the Holders at any time.
(b)    Required Redemption by Company.
(i)        The Company shall redeem all outstanding shares of Series A Preferred Stock on the tenth (10th) Business Day immediately following the fifth (5th) anniversary of the Initial Issuance Date as set forth in this Section 18(b) (such tenth (10th) Business Day is referred to herein as the “Required Redemption Date”). The redemption price for each share of Series A Preferred Stock shall be determined on the Required Redemption Date and shall be equal to the Conversion Amount thereof as of the Required Redemption Date (such price is referred to herein as the “Redemption Price”).
(ii)        From and after the Required Redemption Date, the Holders of Series A Preferred Stock shall solely have the right to receive payment of the Redemption Price therefor (and shall have no rights as a Holder of shares of Series A Preferred Stock other than the right to receive payment of the Redemption Price)

and the Redemption Price therefor shall be paid to a Holder only upon surrender by such Holder at the principal office of the Company of the certificates representing all of such Holder’s shares of Series A Preferred Stock (or, if such Holder alleges that such certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnification undertaking as contemplated by Section 10).
(iii)        Notwithstanding anything to the contrary in this Section 18(b), the Company shall have no obligation to comply with this Section 18(b) at any time that (x) the Company does not have surplus under Section 154 of the DGCL or funds legally available to redeem all shares of Series A Preferred Stock, (y) the Company’s capital is impaired under Section 160 of the DGCL or (z) the redemption of any shares of Series A Preferred Stock would result in an impairment of the Company’s capital under Section 160 of the DGCL.
19.    Participation. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”) (other than any Distribution made in the form of shares of Common Stock that results in an adjustment under Section 6), at any time after the applicable Issuance Date thereof, then, in each such case, the Holders shall, as holders of shares of Series A Preferred Stock, be entitled to participate in such Distribution to the same extent as if such Holders had converted each share of Series A Preferred Stock held by each of them into shares of Common Stock immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.
20.    Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
(a)    “1933 Act” means the Securities Act of 1933, as amended.
(b)    “1934 Act” means the Securities Exchange Act of 1934, as amended.
(c)    “Additional Amount” means, as of the applicable date of determination, with respect to a particular share of Series A Preferred Stock, all accrued and unpaid Dividends on such share of Series A Preferred Stock.
(d)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(e)    “Change of Control” means (i) a sale of all or substantially all of the assets of the Company or (ii) the issuance by the Company of Common Stock that results in any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) becoming the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act) of a majority of the aggregate ordinary voting power represented by issued and outstanding Common Stock (other than as a result of, or in connection with, any merger, acquisition, consolidation or other business combination in which the Company is the surviving entity following the consummation thereof).
(f)    “Change of Control Premium” means, with respect to a particular Change of Control, (as applicable) (i) 8% if the date of consummation of such Change of Control occurs prior to the one (1) year anniversary of the Initial Issuance Date; (ii) 6% if the date of consummation of such Change of Control occurs on or after the one (1) year anniversary of the Initial Issuance Date and prior to the two (2) year anniversary of the Initial Issuance Date; (iii) 4% if the date of consummation of such Change of Control occurs on or after the two (2) year anniversary of the Initial Issuance Date and prior to the three (3) year anniversary of the Initial Issuance Date; (iv) 2% if the date of consummation of such Change of Control occurs on or after the three (3) year anniversary of the Initial Issuance Date and prior to the forty-two (42) month anniversary of the Initial Issuance Date; and (v) 0% if the date of consummation of such Change of Control occurs on or after the forty-two (42) month anniversary of the Initial Issuance Date.
(g)    “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
(h)    “Conversion Amount” means, with respect to a particular share of Series A Preferred Stock, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon as of such date of determination.
(i)    “Conversion Price” means, with respect to a particular share of Series A Preferred Stock, as of any Conversion Date, $1.15, subject to adjustment as provided herein.
(j)    “Convertible Securities” means any capital stock, note, debenture or other security of the Company or any of its subsidiaries that is directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other equity security of the Company (including, without limitation, Common Stock).
(k)    “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such subsidiaries of the Company the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole.
(l)    “Optional Redemption Premium” means, with respect to a particular Company Optional Redemption Date, (as applicable) (i) 8% if such Company Optional Redemption Date occurs prior to the one (1) year anniversary of the Initial Issuance Date; (ii) 6% if such Company Optional Redemption Date occurs on or after the one (1) year anniversary of the Initial Issuance Date and prior to the two (2) year anniversary of the Initial Issuance Date; (iii) 4% if such Company Optional Redemption Date occurs on or after the two (2) year anniversary of the Initial Issuance Date and prior to the three (3) year anniversary of the Initial Issuance Date; (iv) 2% if such Company Optional Redemption Date occurs on or after the three (3) year anniversary of the Initial Issuance Date and prior to the forty-two (42) month anniversary of the Initial Issuance Date; and (v) 0% if such Company Optional Redemption Date occurs on or after the forty-two (42) month anniversary of the Initial Issuance Date.
(m)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.
(n)    “Proceeds” means, with respect to a particular Qualified Public Offering, the gross amount of cash received directly or indirectly by the Company with respect to such Qualified Public Offering less all costs and expenses incurred by the Company in connection with such Qualified Public Offering. Any dispute as to the arithmetic calculation of Proceeds shall be resolved pursuant to Section 17 above, with the term “Proceeds” being substituted for the term “Conversion Rate.”
(o)    “Qualified Public Offering” means a Subsequent Placement (as defined below) (i) that was effected pursuant to a registration statement filed by the Company with the SEC and (ii) in which the per share offering price is greater than or equal to (or, if the primary security issued in such Subsequent Placement is a Convertible Security, the initial conversion price, initial exercise price or initial exchange price (as the case may be) thereunder is greater than or equal to) $1.00 per share (adjusted for any stock dividend, stock split, stock combination or other similar transaction).
(p)    “Qualified Public Offering Proceeds” means, with respect to a particular Qualified Public Offering, an amount equal to 33% of the Proceeds from such Qualified Public Offering.
(q)    “SEC” means the Securities and Exchange Commission or the successor thereto.
(r)    “Subsequent Placement” means the issuance or sale by the Company of any security of the Company (including, without limitation, any Convertible Securities (including, without limitation, convertible preferred stock) and any non-convertible preferred stock).
(s)    “Trading Day” means any day on which The New York Stock Exchange (and each successor thereto) is open for trading of securities.
* * * * *

EXHIBIT I

VIGGLE INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designations of the Series A Convertible Preferred Stock of Viggle Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock (as defined in the Certificate of Designations) indicated below into shares of Common Stock (as defined in the Certificate of Designations) as of the date specified below.
Date of Conversion:
Number of shares of Series A Preferred Stock to be converted:
Share certificate no(s). of Series A Preferred Stock to be converted:
Tax ID Number (If applicable):
Conversion Price:_________________________________________________________
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:
Issue to:

Address: _________________________________________
Telephone Number: ________________________________
Facsimile Number:
Holder:
By:
Title:
Dated:_____________________________
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):

The undersigned declares under penalty of perjury under the laws of the State of New York that the matters set forth in this certificate are true and correct of his own knowledge.
The undersigned has executed this certificate on September 3, 2013.

/s/ Mitchell J. Nelson
Name:    Mitchell J. Nelson
Title:     Executive Vice President & Secretary